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                                                                       EXHIBIT 3


                          CERTIFICATE OF INCORPORATION
                                       OF
                            TRANSCEND SERVICES, INC.



                                       I.

         The name of the Corporation is Transcend Services, Inc.


                                      II.

         The location of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.


                                      III.

         The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                      IV.

         The total number of shares of common stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) and the par value of such shares is One Cent ($.01).

         The total number of shares of preferred stock which the Corporation shall have the authority to issue is Twenty-One Million (21,000,000), and the par value of such shares is One Cent ($.01) per share. Such shares of such preferred stock may be issued from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.





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                                       V.

        The name and mailing address of the incorporator are as follows:

                               Lisa Anne Stater
                               56 Perimeter Center East
                               Suite 500
                               Atlanta, Georgia 30346


                                      VI.

         In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.


                                      VII.

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.





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